Exhibit 99.2

January 20, 2021

GX Acquisition Corp.
1325 Avenue of the Americas, 25th Floor
New York, NY 10019

Consent to Reference in Proxy Statement/Prospectus

GX Acquisition Corp. (the “Company”) is filing a Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the proxy statement/prospectus included in such Registration Statement as a future member of the board of directors of the Company, such appointment to commence upon the effective time of the merger described in the proxy statement/prospectus.

Sincerely,

/s/ Robert J. Hariri
Name:	Robert J. Hariri, MD, PhD,
Chairman of the Board